Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-162662) pertaining to the AGA Medical Holdings, Inc. 2006 Equity Incentive Plan, AGA Medical Holdings, Inc. 2008 Equity Incentive Plan, and AGA Medical Holdings Inc. 2008 Employee Stock Purchase Plan of our report dated March 4, 2010 with respect to the consolidated financial statements and schedule of AGA Medical Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Minneapolis, MN
March 4, 2010